EXHIBIT 12.1

                 CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in Millions)

                                            Year Ended December 31,
                                  ------------------------------------------
                                    1994     1993     1992(1)  1991     1990
                                  ------   ------   ------   ------   ------
Net Income before Cumulative
  Effect of Changes in
  Accounting Principles           $1,693   $1,265   $2,210   $1,293   $2,157

Income Tax Expense                 1,322    1,389    1,508    1,302    2,387

Distributions Greater Than
  (Less Than) Equity in
  Earnings of Less Than 50%
  Owned Affiliates                    (3)       6       (9)     (20)      (6)

Minority Interest                      3       (2)       2        2        6

Previously Capitalized
  Interest Charged to
  Earnings During Period              32       20       18       17       15

Interest and Debt Expense            453      390      490      585      707

Interest Portion of Rentals (2)      156      169      152      153      163
                                  ------   ------   ------   ------   ------
EARNINGS BEFORE PROVISION
  FOR TAXES AND FIXED CHARGES     $3,656   $3,237   $4,371   $3,332   $5,429
                                  ======   ======   ======   ======   ======

Interest and Debt Expense         $  453   $  390   $  490   $  585   $  707

Interest Portion of Rentals (2)      156      169      152      153      163

Capitalized Interest                  80       60       46       30       24
                                  ------   ------   ------   ------   ------
  TOTAL FIXED CHARGES             $  689   $  619   $  688   $  768   $  894
                                  ======   ======   ======   ======   ======

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RATIO OF EARNINGS TO FIXED CHARGES  5.31     5.23     6.35     4.34     6.07
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(1) The information for 1992 and subsequent years reflects the company's adoption of the Financial Accounting Standards Board Statements No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and No. 109, "Accounting for Income Taxes," effective January 1, 1992.

(2) Calculated as one-third of rentals.

                                   EX-1